SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only
        (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                RAYTHEON COMPANY
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                (Name of Registrant as Specified in Its Charter)

                                      N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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   pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                       1
                                            RAYTHEON COMPANY LOGO CARD
                                            --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 27, 1998

          The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas, at 2:00 p.m. local time on Wednesday, May 27, 1998 for the following purposes:

1.       To elect four Directors for a term of three years.

2. To consider and act upon such other business, including stockholder proposals if presented by their proponents, as may properly come before the meeting or any adjournment thereof.(1)

         Stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the meeting.

Please sign your proxy card(s) and return it in the enclosed, postage-paid envelope so that you may be represented at the meeting. If you attend the meeting and wish to vote by ballot, your proxy will be canceled.


                                           By order of the Board of Directors,



                                           CHRISTOPH L. HOFFMANN
                                           Secretary


Lexington, Massachusetts
April 15, 1998

                                RAYTHEON COMPANY

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


          These proxy materials are furnished in connection with the solicitation by the Board of Directors of Raytheon Company, a Delaware corporation ("Raytheon" or the "Company"), of proxies to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting" or "Meeting") and at any meeting following adjournment thereof.

          You are cordially invited to attend Raytheon's Annual Meeting of Stockholders on May 27, 1998 beginning at 2:00 p.m.local time. Stockholders will be admitted at 1:00 p.m. The Meeting will be held at Raytheon Aircraft Company in the Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas.

          This Proxy Statement and accompanying forms of proxy and voting instructions are being mailed to holders of the Company's Class A Common Stock (the "Class A Shares") and to holders of the Company's Class B Common Stock (the "Class B Shares") on the record date, which is April 3, 1998 (the "Record Date"). The Class A Shares and the Class B Shares are collectively referred to as the "Common Shares" or the "Shares."

Annual Meeting Admission

          A non-transferable admission ticket, which will be required for entry into the Annual Meeting, is attached to the proxy card accompanying this Proxy Statement. If you plan to attend the Annual Meeting in person, please check the appropriate box on the proxy card to indicate your attendance plans and validate your ticket. Detach the admission ticket from the proxy card and bring it with you to the Annual Meeting.

          Any stockholder whose Shares are held in the name of a bank, broker or other holder of record who plans to attend the Meeting in person may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the Company's transfer agent, Boston EquiServe (State Street Bank and Trust Company) 150 Royall Street, Canton, Massachusetts 02021.

          Stockholders without admission tickets will be admitted to the Meeting upon verification of ownership at the door.

Proxies

          Your vote is important. Because many Stockholders cannot personally attend the Meeting, it is necessary that a large number be represented by proxy. In order to vote your proxy, simply mark, sign, date and mail the proxy card in the postage-paid envelope provided. Proxies may be revoked at any time before they are exercised by written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the Meeting. Prompt return of your proxy card may save the Company the expense of a second mailing.

          There will be two proxy cards for this year's Meeting -- one card to vote Class A Shares and a separate card to vote Class B Shares. Accordingly, if you own both Class A Shares and Class B Shares, you will receive two proxy cards. If you receive a proxy card for Class A Shares and a proxy card for Class B Shares, you must mark, sign, date and return both cards in order for all of your Shares to be voted at the Meeting.

          Voting by proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your Shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

          All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the Shares represented by that proxy will be voted as recommended by the Board of Directors.

          If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

          Holders of record of Common Shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. On April 3, 1998, there were 338,476,877 Common Shares outstanding, consisting of 102,338,674 Class A Shares and 236,138,203 Class B Shares.

          Pursuant to the Company's Restated Certificate of Incorporation, with respect to the election of Directors only, (i) the Class A Shares shall be entitled to 9.287 votes per share, and the total votes of all Class A Shares shall represent in the aggregate 80.1% of the total voting power of all holders of Common Shares entitled to vote thereon, and (ii) the Class B Shares shall be entitled to one vote per share, and the total votes of all Class B Shares shall represent in the aggregate 19.9% of the total voting power of all holders of Common Shares entitled to vote thereon. With respect to all matters on which holders of Common Shares shall be entitled to vote at the Annual Meeting other than the election of Directors, each Class A Share and each Class B Share shall be entitled to one vote per share.

          If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, Common Shares held in your account are included on, and may be voted through, the proxy card accompanying this mailing. The plan's administrator, as the stockholder of record, may only vote the Plan Shares for which it has received directions to vote from plan participants.

          For Raytheon Employees: If you are a participant in the Raytheon Stock Ownership Plan, Raytheon Savings and Investment Plan, Raytheon Savings and Investment Plan for Specified Hourly Employees, Raytheon Stock Ownership Plan for Specified Hourly Employees, Raytheon Employee Savings and Investment Plan, Raytheon Savings and Investment Plan for Puerto Rico based Employees, Raytheon E-Systems Employee Savings Plan, Raytheon TI Systems Savings and Investment Plan, Raytheon Savings and Investment Plan, Raytheon Salaried Employees Savings and Investment Plan, Raytheon California Hourly Employees Savings and Investment Plan or Raytheon Tucson Bargaining Unit Employees Savings and Investment Plan, you will receive one proxy card for all Shares you own. That proxy card will serve as a voting instruction card for the trustees of those plans where all accounts are registered in the same name. If you own Shares through these plans and do not sign and return your proxy card, the respective plan trustees will not vote those Shares.

          If you hold Raytheon Shares through any other company's stock purchase or savings plan, you will receive one proxy card for all Shares that you own. That proxy card will serve as a voting instruction card for the trustees of those plans where all accounts are registered in the same name. If you own Shares through these plans and do not sign and return your proxy card, the respective plan trustees will vote those Shares at their own discretion.

          In accordance with Delaware law, a list of Stockholders entitled to vote at the Annual Meeting will be available at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas on May 27, 1998, and for 10 days prior to the Meeting, between the hours of 9 a.m. and 4 p.m., at the office of Boston EquiServe (State Street Bank and Trust Company), the Company's Transfer Agent, 150 Royall Street, Canton, Massachusetts 02021.


Required Vote

          The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the Stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

          A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

          The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote is required to approve the other matters to be acted upon at the Annual Meeting. The approval of any such matter shall require the affirmative vote of the holders of Class A Shares and Class B Shares, with each Class voting separately. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving those matters.

          As a matter of policy, all votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose the vote of any Stockholder except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by the Stockholder casting such vote. Any comment written on a proxy card will be provided to the Corporate Secretary without disclosing the Stockholder's vote unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

          A copy of the Company's 1997 Annual Report to Stockholders is enclosed. If more than one copy of the Annual Report is sent to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s).

          At least one account must continue to receive the Annual Report. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, call the Raytheon Shareholder Services toll-free number 1-800-360-4519.

          If you own Common Shares through a bank, broker or other nominee and receive more than one Raytheon Annual Report, contact the holder of record to eliminate duplicate mailings.


Cost of Proxy Solicitation

          The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile transmission, telegram or electronic transmission. The Company has retained the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

          In accordance with the regulations of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"), the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Shares.

Advance Notice Procedures for Stockholder Proposals

          Under the Company's By-Laws, nominations for Director may be made only by the Board or a Board Committee, or by a Stockholder entitled to vote who has delivered notice to the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

          The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a Director. These requirements apply to any matter that a Stockholder wishes to raise at an annual meeting other than pursuant to the procedures in SEC Rule 14a-8.

          A copy of the full text of the By-Law provisions discussed above may be obtained by writing to Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02173 Attention: Corporate Secretary. In addition, the Company's By-Laws have been filed with the SEC.

Stockholder Account Maintenance

          The Company's Transfer Agent is Boston EquiServe (State Street Bank and Trust Company). All communications concerning accounts of Stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Common Shares and similar issues can be handled by calling the Raytheon Shareholder Services toll-free number at 1-800-360-4519.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in Shares with the SEC and NYSE. Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its Directors and executive officers with respect to the Company's fiscal year ending December 31, 1997 were met, with the following exceptions.

          Prior to the Merger, the Company (then known as HE Holdings, Inc.) filed a Registration Statement on Form 8-A (the "8-A") under the Securities Exchange Act of 1934 with the SEC. On December 16, 1997, the date the 8-A was declared effective by the SEC, the Directors, officers and any 10% stockholders were each required to file an Initial Statement of Beneficial Ownership on Form 3 with the SEC. Roxanne S. Austin, Charles H. Noski and Michael T. Smith, Directors of HE Holdings, Inc. on such date, Barry L. Abrahams, Kenneth C. Dahlberg, Charles A. Leader, David L. McPherson and John C. Weaver, officers of HE Holdings, Inc. on such date, and GM/HE Merger Sub, Inc., a greater than 10% stockholder of HE Holdings, Inc. on such date, each filed the required Form 3 one day late. The initial report of Dr. Thomas E. Everhart, although timely filed, disclosed beneficial ownership of more shares than he actually owned. Dr. Everhart filed an amended Form 3. All of the Directors and executive officers of the Company who were Directors or executive officers of Former Raytheon prior to the Merger met their filing obligations under Section 16(a) for the Company's fiscal year ending December 31, 1997.

Relationship with Independent Public Accountants

          Upon recommendation of the Audit Committee of the Board of Directors, the Board has reappointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent public accounting firm to audit the Company's financial statements for the fiscal year beginning January 1, 1998 and ending December 31, 1998. Coopers & Lybrand served continuously from 1961 through the date of the Merger as Former Raytheon's principal independent accountant.

          Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

          During 1997, Former Raytheon retained the law firm of Ropes & Gray for various legal services. Francis H. Burr, a Director of Former Raytheon through the date of the Merger, is of counsel to such firm. Mr. Burr retired as a Director immediately following the consummation of the Merger.

          During 1997, Former Raytheon retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren B. Rudman, a Director and member of the Compensation and Nominating Committees, is a member of such firm.

          C-M Holdings L.P., of which Ferdinand Colloredo-Mansfeld is a principal owner, through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $671,386 per year. Mr. Colloredo-Mansfeld is a Director and member of the Compensation and Executive Committees.

          In connection with the Merger, Former Raytheon and General Motors Corporation ("GM") entered into an agreement pursuant to which GM has agreed to purchase certain training services from the Company. Thomas E. Everhart, a Director of the Company, is also a Director of GM.

          In connection with the Merger, the Company (then known as HE Holdings, Inc.) and Hughes Electronics Corporation and its affiliates ("Hughes") entered into certain agreements pursuant to which each of the Company and Hughes would provide specific services to the other for a transition period following the Merger. Charles H. Noski, a Director of the Company, is President and a Director of Hughes. Steven D. Dorfman, a Director of the Company, is Vice Chairman and a Director of Hughes.

          The First National Bank of Boston is a participant in the Company's Senior Credit Facilities. In addition, The First National Bank of Boston performs banking services for the Company in the ordinary course of business. Henrique de Campos Meirelles, a nominee for Director, is President and Chief Operating Officer and a Director of BankBoston Corporation and The First National Bank of Boston.

              THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

          Pursuant to the Delaware General Corporation Law, as implemented by the Company's Certificate of Incorporation and By-Laws, the business, property and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

          During 1997, the Former Raytheon Board held 13 meetings and the committees held 18 meetings in the aggregate. The average attendance in the aggregate of the total number of Board meetings and the total number of committee meetings was approximately 95%.

          The Board of Directors of the Company currently has five committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee and a Board Transition Committee. During 1997, the Board of Directors of Former Raytheon had an Audit Committee, a Compensation Committee, an Executive Committee and a Planning and Nominating Committee.

Audit Committee

          Directors Steven D. Dorfman, Richard D. Hill, L. Dennis Kozlowski, Chairman, and James N. Land, Jr. are the current members of the Audit Committee of the Board of Directors. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee of the Former Raytheon Board met five times in 1997.

Compensation Committee

          Directors Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Chairman, Warren B. Rudman and Alfred M. Zeien are the current members of the Compensation Committee of the Board of Directors. The functions of the Compensation Committee include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of Directors and officers of the Company. The Compensation Committee of the Former Raytheon Board met 10 times in 1997.

          The Board of Directors has also established the Options Subcommittee of the Compensation Committee. The Options Subcommittee administers and makes awards under the Company's stock option plans. Directors Barbara B. Hauptfuhrer, Richard D. Hill, Chairman, and Alfred M. Zeien are the current members of the Options Subcommittee of the Compensation Committee of the Board of Directors.

Executive Committee

          Directors Ferdinand Colloredo-Mansfeld, John R. Galvin, L. Dennis Kozlowski, Thomas L. Phillips and Dennis J. Picard, Chairman, are the current members of the Executive Committee of the Board of Directors. The Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee of the Former Raytheon Board met once during 1997.

Nominating Committee

          Directors Theodore L. Eliot, Jr., Thomas E. Everhart, John R. Galvin, James N. Land, Jr., Thomas L. Phillips, Chairman, and Warren B. Rudman are the current members of the Nominating Committee of the Board of Directors. The Committee's duties are to propose to the Board of Directors candidates for election to the Board and to make other recommendations relating to Board membership. The Nominating Committee will consider nominees recommended by Stockholders. No formal procedures are required to be followed by Stockholders in submitting such recommendations. The Planning and Nominating Committee of the Former Raytheon Board met twice during 1997.

Board Transition Committee

          Directors Thomas E. Everhart, A. Lowell Lawson, Charles H. Noski, Chairman, and Thomas L. Phillips are the current members of the Board Transition Committee of the Board of Directors. The Committee is responsible for resolving issues relating to the integration of the Company's defense businesses at the Board of Directors level.

Compensation of Directors

          Each member of the Board, other than Directors who are also employees of the Company, is paid a quarterly retainer of $6,500 and, in addition, a fee of $1,000 for attendance at each meeting of the Board and each committee meeting other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings for which the fee is $500. Pursuant to the Company's Deferral Plan for Directors (the "Deferral Plan"), Directors may defer receipt of their quarterly retainer and/or meeting fees until retirement from the Board. Deferred payments accrue interest (payable by the Company) at the same prescribed government rate applicable to compensation deferred by employees under the Company's Voluntary Compensation Deferment Plan.

          On November 26, 1996, the existing Directors' Pension Plan was terminated. Prior to that date, Directors of Former Raytheon who were not eligible for benefits under any Company-sponsored pension plan, were entitled to receive a monthly cash benefit for up to fifteen years after their qualified retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each Director's cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual Director with delivery deferred until such Director is no longer a Board member. Accordingly, this portion of a Director's compensation bears the same risk as that of all other Stockholders.

          Further, in lieu of an increase to the quarterly retainer, the Board adopted the Nonemployee Directors Restricted Stock Plan. On May 28, 1997, each member of the Board, other than Messrs. Adams, Lawson, Phillips and Picard, received a grant of 160 shares of common stock. All grants of restricted shares under the Plan are held in the custody of Raytheon until restrictions lapse on the date of the Annual Meeting three years after award. The Directors are entitled to vote and receive dividends on the shares.

          The revised Directors' Compensation Plan compensates Board service in a manner that directly relates to the Company's earnings and growth and further identifies the financial interests of Directors with the Company's Stockholders.

         The Company also maintains a general insurance policy which provides nonemployee Directors with travel accident insurance when on Company business.

         During 1997, Directors of Former Raytheon received a retainer, fees and a restricted stock award based on the compensation structure described above.(2)

                              ELECTION OF DIRECTORS

          The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class being as nearly equal in number as possible. Pursuant to the Restated Certificate of Incorporation, effective as of May 27, 1998, the Board of Directors has fixed the number of Directors at fourteen. Accordingly, at the Annual Meeting of Stockholders four Directors shall be elected for a term of three years.

          Directors will be elected by a plurality of the votes cast. Unless otherwise directed, proxies received pursuant to this solicitation will be voted for the election of the four nominees listed below who have been designated by the Board of Directors. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.


         Nominees for the Class of Directors Whose Terms Expire in 2001

                                 JOHN M. DEUTCH

          Institute Professor at the Massachusetts Institute of Technology. Dr. Deutch previously served as Director of the United States Central Intelligence Agency, Deputy Secretary of Defense, Undersecretary of Defense (Acquisition and Technology), Provost, Dean of the School of Science, Chairman of the Department of Chemistry and the Karl Taylor Compton Professor of Chemistry of the Massachusetts Institute of Technology. Dr. Deutch has received numerous awards and honors in physical chemistry and computational sciences, as well as in government service. Dr. Deutch is a Director of ARIAD Pharmaceuticals, Citicorp, CMS Energy, Cummins Engine Company, Sandia Laboratories and Schlumberger and is also a Trustee of The French Library, The Jerusalem Foundation, Resources for the Future and the Urban Institute. Age 59.

                               JAMES N. LAND, JR.

          Director of the Company since December 17, 1997. Director of Former Raytheon Company since 1978. Corporate Financial Advisor. Director: E.W. Blanch Holdings, Inc. Age 68.

                          HENRIQUE DE CAMPOS MEIRELLES

          President and Chief Operating Officer of BankBoston Corporation and The First National Bank of Boston since 1996. Prior thereto, Mr. Meirelles served as Regional Manager of Brazil for both BankBoston Corporation and The First National Bank of Boston from 1994 and as General Manager of Brazil for the Bank from 1984 to 1994. Director: BankBoston Corporation and The First National Bank of Boston; Best Foods, Inc. and MasterCard International. Age 52.

                                DENNIS J. PICARD

          Director of the Company since December 17, 1997. Director of Former Raytheon since 1989. Chairman of the Board and Chief Executive Officer of the Company since December 17, 1997. Chairman of the Board and Chief Executive Officer of Former Raytheon from March 1, 1991 to December 17, 1997. Prior thereto, Mr. Picard served as President of Former Raytheon from 1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1983. Director: State Street Corporation. Age 65.

                    Directors Whose Terms of Office Continue

                          FERDINAND COLLOREDO-MANSFELD

Director of the Company since December 17, 1997. Director of Former Raytheon since 1987. Term expires 2000. Chairman and Chief Executive Officer, Cabot Partners since October, 1990. Prior thereto, Mr. Colloredo-Mansfeld was Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Director: Data General Corporation; Chairman, Massachusetts General Hospital. Age 58.

                               STEVEN D. DORFMAN

Director of the Company since December 17, 1997. Director of HE Holdings, Inc. since October 1997. Term expires 1999. Vice Chairman and director of Hughes Electronics. Prior thereto, Chairman of the Hughes Telecommunications and Space Company. Prior thereto, President and Chief Executive Officer of Hughes Space and Communications Company. Director: American Mobile Satellite Corporation, Galaxy Latin America and PanAmSat Corporation. Age 62.

                               THOMAS E. EVERHART

Director of the Company since December 17, 1997. Term expires 2000. Pro-Vice-Chancellor, University of Cambridge, England from February 16, 1998 to June 30, 1998. President Emeritus and Professor of Electrical Engineering and Applied Physics, California Institute of Technology, Pasadena. Prior thereto, Chancellor of University of Illinois, Urbana-Champaign. Director: General Motors Corporation; Hewlett-Packard Corporation; Saint-Gobain Corporation; Reveo, Inc.; Corporation for National Research Initiatives. Age 66.

                                 JOHN R. GALVIN

Director of the Company since December 17, 1997. Director of Former Raytheon since 1996. Term expires 1999. Dean of the Fletcher School of Law and Diplomacy, Tufts University. General Galvin retired from the U.S. Army in 1992 after a 38 year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994, Gen. Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995, he was a visiting professor at the Mershon Center, The Ohio State University. Director or Trustee the Seligman Group of Investment Companies. Trustee: Institute for Defense Analyses. Governor: Center for Creative Leadership. Chairman: American Council on Germany. Age 68.

                             BARBARA B. HAUPTFUHRER

Director of the Company since December 17, 1997. Director of Former Raytheon since 1987. Term expires 1999. Director: The Vanguard Group of Investment Companies and each of the mutual funds in the Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Ikon Office Solutions, Inc. Trustee Emerita Wellesley College.
Director: Ladies Professional Golf Association. Age 69.

                                RICHARD D. HILL

Director of the Company since December 17, 1997. Director of Former Raytheon since 1974. Term expires 1999. Retired Chairman, BankBoston Corporation and The First National Bank of Boston. Age 78.

                              L. DENNIS KOZLOWSKI

Director of the Company since December 17, 1997. Director of Former Raytheon since 1995. Term expires 2000. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto, Mr. Kozlowski served as President of Tyco from 1989. Director: Tyco International Ltd.; Applied Power, Inc. and R.J.R. Nabisco Holdings Corp. Age 51.

                               THOMAS L. PHILLIPS

Director of the Company since December 17, 1997. Director of Former Raytheon since 1962. Term expires 2000. Retired Chairman of the Board and Chief Executive Officer, Former Raytheon. Director: Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds. Age 73.

                                WARREN B. RUDMAN

Director of the Company since December 17, 1997. Director of Former Raytheon since 1993. Term expires 2000. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Chubb Corporation; Collins & Aikman Corporation; Prime Succession, Inc.; and several mutual funds managed by Dreyfus Corporation. Age 67.

                                ALFRED M. ZEIEN

Director of the Company since December 17, 1997. Director of Former Raytheon since 1992. Term expires 1999. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Director: BankBoston Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company. Age 68.

                               SECURITY OWNERSHIP

          The following table lists those persons or groups known to the Company to be the beneficial owner of more than 5% of the Company's Class A Shares or Class B Shares as of December 31, 1997:

Name and Address of                                           Percent
Beneficial Owner                    Class B Shares            of Class
-------------------                 --------------            --------
Barrow, Hanley, Mewhinney
   & Strauss, Inc.                  11,896,660 (1)              5.0%

FMR Corp.                           20,575,664 (2)              8.7%


(1) The address of Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow, Hanley") is One McKinney Plaza, 3232 McKinney Avenue Dallas, TX 75204-2429. Based on its
Schedule 13G filed with the SEC, Barrow, Hanley has sole voting power over 1,866,210 Class B Shares, shared voting power over 9,981,450 Class B Shares and sole dispositive power over 11,867,660 Class B Shares.

(2) The address of FMR Corp. ("FMR") is 82 Devonshire Street, Boston, MA 02109. The Company has been advised by FMR that FMR was the beneficial owner of 20,575,664 Class B Shares as of December 31, 1997. This number includes:
19,309,010 Class B Shares beneficially owned by Fidelity Management & Research Company; 1,263,534 Class B Shares beneficially owned by Fidelity Management Trust Company; and 3,100 Class B Shares beneficially owned by Fidelity International Limited. FMR has sole power to dispose 20,572,544 Class B Shares and sole power to vote or direct the voting of 871,334 Class B Shares. Fidelity International Limited has sole voting and dispositive power over the 3,100 shares it beneficially owns.

Directors and Executive Officers

          As of March 15, 1998, the following Directors, nominees for Director and named executive officers and the Directors and all executive officers as a group were the beneficial owners of the number of Common Shares indicated below:

                             Number of Class B          Number of Class A Shares
                             Shares and Nature of          and Nature of
Beneficial Owner or Group    Beneficial Ownership (1)   Beneficial Ownership (1)
-------------------------    ------------------------   ------------------------


Ferdinand Colloredo-Mansfeld       11,227(2)                     -0-
Peter R. D'Angelo                  89,883(3)                     -0-
Steven D. Dorfman                     -0-                     10,332
John M. Deutch                        500                        500
Theodore L. Eliot, Jr.              7,227(2)                     -0-
Thomas E. Everhart                    -0-                        525
John R. Galvin                      5,642(2,4)                   -0-
Barbara B. Hauptfuhrer              7,227(2,5)                    37
Richard D. Hill                    11,900(2)                     -0-
Christoph L. Hoffmann              76,632(6)                     -0-
L. Dennis Kozlowski                10,227(2)                     -0-
James N. Land, Jr.                 11,227(2)                     -0-
A. Lowell Lawson                   63,613(7)                     -0-
Henrique de Campos Meirelles          -0-                        -0-
Charles H. Noski                      125                      6,188(8)
Thomas L. Phillips                197,250                        -0-
Dennis J. Picard                1,028,481(9)                     -0-
Warren B. Rudman                    5,827(2,10)                  -0-
William H. Swanson                206,287(11)                    -0-
Alfred M. Zeien                     7,227(2)                     -0-

All Directors, nominees for
Director and executive
officers as a group, (37
in number, including those
listed above).                  2,990,223(12,13)              17,582

----------------------------
+(1) No individual Director or nominee for Director or named executive officer beneficially owns 1% or more of the outstanding Class A Shares or Class B Shares, nor do the Directors and executive officers as a group own more than 1% of the outstanding Class A Shares. The Directors and executive officers as a group own approximately 1.3 % of the outstanding Class B Shares.

(2) Includes 5,067 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his or her account. The shares were issued pursuant to the Company's Deferral Plan for Directors.

(3) Includes 49,370 shares as to which Mr. D'Angelo has the right to acquire beneficial ownership within sixty days of said date, 634 shares held in the Raytheon Stock Ownership/Savings and Investment Plan and 7,000 restricted shares over which he has voting power but no investment power.

(4) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a Director or Trustee, Gen. Galvin shares voting and investment power in these shares with other Seligman Directors and Trustees. Gen. Galvin disclaims beneficial ownership of all such shares.

(5) Excludes shares held by various mutual funds of the Vanguard Group of Investment Companies. As a Director of Vanguard, Mrs. Hauptfuhrer shares voting and investment power in these shares with other Vanguard Directors. Mrs. Hauptfuhrer disclaims beneficial ownership of all such shares.

(6) Includes 33,584 shares as to which voting and investment power are shared, 35,297 shares as to which Mr. Hoffmann has the right to acquire beneficial ownership within sixty days of said date, 2,751 shares held in the Raytheon Stock Ownership/Savings and Investment Plan and 5,000 restricted shares over which he has voting power but no investment power.

(7) Includes 40,000 shares as to which Mr. Lawson has the right to acquire beneficial ownership within sixty days of said date and 33 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

(8) Includes an aggregate of 864 shares held in trust as to which Mr. Noski disclaims beneficial ownership.

(9) Includes 769,120 shares as to which Mr. Picard has the right to acquire beneficial ownership within sixty days of said date and 410 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

(10) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a Director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other Directors of those funds and with the Directors of Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.

(11) Includes 158,498 shares as to which Mr. Swanson has the right to acquire beneficial ownership within sixty days of said date, 665 shares held in the Raytheon Stock Ownership/Savings and Investment Plan and 10,000 restricted shares over which he has voting power but no investment power.

(12) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

(13) Includes 2,249,599 shares as to which individual members of the group have the right to acquire beneficial ownership within sixty days of said date, 12,651 shares held in the Raytheon Stock Ownership/Savings and Investment Plan and 77,000 restricted shares over which individuals have voting power but no investment power.

                             EXECUTIVE COMPENSATION

          Set forth below is information concerning the annual and long-term compensation for the Company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 1997, 1996 and 1995. The executives named in the following table were all executive officers of Former Raytheon prior to the Merger. Accordingly, the compensation information for 1995 and 1996 relates to the named executive's service as an executive officer of Former Raytheon. Information for 1997 reflects compensation received by the named executive from Former Raytheon for the period January 1, 1997 through December 17, 1997 and from the Company for the period December 18, 1997 through December 31, 1997.

                                            Summary Compensation Table

                                      Annual Compensation          Long-Term Compensation Awards
                              ---------------------------------    -----------------------------
                                                                    Restricted
      Name and Principal                                            Stock/Unit                   All Other
           Position           Year      Salary           Bonus        Awards         Options   Compensation(4)
             (a)              (b)       ($)(c)          ($)(d)        ($)(f)         (#)(g)       ($) (i)
       -----------------      ----   -------------   -------------  -----------      -------    -------------

Dennis J. Picard              1997    $1,055,754(2)  $2,500,000(2)  $8,787,500(1,2)  325,000    $2,721,134(2)
Chairman of the Board and     1996    $1,015,002     $1,870,000              0       270,000    $  716,723
Chief Executive Officer       1995    $  999,996     $  870,000              0       220,000    $   12,906

A. Lowell Lawson (5)          1997    $ 575,000      $  450,000              0(1,3)   45,000    $    5,472
Executive Vice President      1996    $ 575,000      $  450,000              0        40,000    $    5,293
and Chairman and CEO          1995    $ 573,908(6)   $  425,000     $1,560,000           0      $    7,872
Raytheon E-Systems, Inc.

William H. Swanson            1997    $ 427,914      $  400,000     $  546,875(1,3)   45,000    $  574,617
Executive Vice President and  1996    $ 419,520      $  305,000              0        40,000    $    6,932
Chairman and CEO              1995    $ 419,520      $  290,000              0        30,000    $    6,787
Raytheon Systems Company

Peter R. D'Angelo             1997    $ 361,974      $  375,000      $ 382,813(1,3)   45,000    $  760,492
Executive Vice President      1996    $ 335,160      $  300,000              0        40,00     $    8,087
and Chief Financial Officer   1995    $ 322,272      $  250,000              0        40,000    $    7,683

Christoph L. Hoffmann         1997    $ 398,706      $  275,000      $ 273,438(1,3)   35,000    $  699,105
Executive Vice President and  1996    $ 385,194      $  250,000               0       30,000    $    7,415
Secretary                     1995    $ 379,500      $  235,000               0       30,000    $    7,203

Footnotes

(1) The number shown in column (f) is the value of the restricted stock or unit award on the date of grant. The executive is not entitled to the cash amount shown in column (f) in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock reported in column (f) and dividend equivalents are paid on the restricted units reported in column (f).

          Mr. Picard was granted a restricted unit award on April 23, 1997 consisting of 200,000 units. The grant was in replacement of a restricted stock award, the final portion of which vested in mid-1997, and was put in place to induce Mr. Picard to delay his scheduled retirement and ensure his availability to the Company. (One unit represents one Class B Share.) Restrictions on 66,667 of the units lapsed on December 1, 1997. Accordingly, at December 31, 1997, Mr. Picard held 133,333 restricted units with a value, based on the closing price of the Company's Class B Shares on December 31, 1997, of $6,733,317. Restrictions on the remaining restricted units lapse as follows: 66,667 units on August 28, 1998 and 66,666 units on Mr. Picard's Board-approved retirement date.

(2) Mr. Picard deferred the following amounts until after retirement: the amount of his 1997 salary in excess of $1 million, column (c); his entire 1997 bonus, column (d); all amounts due under his 1997 restricted unit award, column (f); and his entire completion bonus regarding the Texas Instruments and Hughes transactions included in column (i). This preserves for the Company the deductibility of compensation in excess of $1 million.

(3) The number and value, based on the closing price of the Company's Class B Shares on December 31, 1997, of the aggregate restricted stock holdings (over which the executive has voting but no investment power) of each of the named executives is as follows: Mr. Swanson -- 10,000 shares, $505,000; Mr. D'Angelo -- 7,000 shares, $353,500; Mr. Hoffmann -- 5,000 shares, $252,500. The award date for each of the grants was December 16, 1997. All of the shares subject to the awards vest on the first anniversary of the award date. At December 31, 1997, Mr. Lawson did not have, and since that date he has not been awarded, any restricted stock.

          The restricted stock awards for 1997 shown in column (f) for Messrs. Swanson, D'Angelo and Hoffmann consist of 10,000 shares, 7,000 shares and 5,000 shares, respectively. The award date for each of the grants was December 16, 1997. Restrictions on all of the shares subject to the awards lapse on the first anniversary of the award date.

(4) For 1997, the amounts in column (i) include: (a) the value of life insurance premiums paid by the Company (Mr. Picard -- $11,874; Mr. Lawson -- $2,312; Mr. Swanson -- $1,907; Mr. D'Angelo -- $3,182; and Mr. Hoffmann -- $2,505); (b)
Company contributions of $760 for each executive under the Company's Stock Ownership Plan; and (c) Company contributions of $4,750 for each executive other than Mr. Lawson under the Company's Savings and Investment Plan. For Mr. Lawson, in addition to the items noted in the preceding sentence, the amount in column
(i) also includes contributions by Raytheon E-Systems to the Raytheon E-Systems 401(K) plan of $2,400.

          For 1997, the amounts in column (i) also include special completion bonuses as follows, paid in recognition of the extraordinary efforts expended by the named executive officers in connection with the acquisition of the defense business of Texas Instruments Incorporated and the Merger of Former Raytheon and HE Holdings, Inc.: Mr. Picard $2,703,750; Mr. Swanson $567,200; Mr. D'Angelo $751,800; and Mr. Hoffmann $691,090.

(5) Mr. Lawson retired as an Executive Vice President of the Company and Chairman and CEO of Raytheon E-Systems, Inc. as of January 30, 1998. Mr. Lawson will remain as a Director of the Company until the Annual Meeting, at which time he will retire from the Board.

(6) Includes all salary paid to Mr. Lawson during 1995, including the period prior to May 8, 1995, the effective date of the merger of E-Systems with Former Raytheon.

                                         Option Grants In Last Fiscal Year

                                          Individual Grants (1)                              Grant Date Value
                   ----------------------------------------------------------------------    --------------------
                   No. of Securities
                       Underlying       % of Total
                        Options           Options       Exercise or                              Grant Date
                     Granted(#)(2)      Granted to      Base Price        Expiration          Present Value(4)
      Name                               Employees     ($/Share)(3)          Date
      ----         ---------------      ----------     ------------       ----------          ----------------
Dennis J. Picard        1,934             0.47%         $51.6875           06/30/07               $19,243
                      323,066             7.85%         $51.6875           07/01/07            $3,214,507

A. Lowell Lawson        1,934             0.47%         $51.6875           06/30/07               $19,243
(5)                    43,066             1.05%         $51.6875           07/01/07              $428,507

William H. Swanson      1,934             0.47%         $51.6875           06/30/07               $19,243
                       43,066             1.05%         $51.6875           07/01/07              $428,507

Peter R. D'Angelo       1,934             0.47%         $51.6875           06/30/07               $19,243
                       43,066             1.05%         $51.6875           07/01/07              $428,507

Christoph L. Hoffmann   1,934             0.47%         $51.6875           06/30/07               $19,243
                       33,066             0.80%         $51.6875           07/01/07              $329,007

----------------------
(1) Pursuant to the terms of the Agreement and Plan of Merger dated as of January 16, 1997 between HE Holdings, Inc. and Former Raytheon, each unexpired and unexercised option granted under Former Raytheon option plans was automatically converted on a 1-for-1 basis at the time the Merger was consummated into an option to purchase Class B Shares. The exercise price for such converted options is equal to the exercise price of the corresponding Former Raytheon option.

          The table contains two separate lines for each individual. The first line represents the grant of incentive stock options and the second represents the grant of nonqualified stock options.

(2) Options become exercisable one year after the grant date.

(3) Fair market value of underlying shares on the date of grant.

(4) As of December 31, 1997, the options set forth in this table had no value because at that date the market value of the underlying shares was below the option price. Furthermore, the ultimate values of the options will depend on the future market price of the Class B Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Class B Shares over exercise price on the date the option is exercised.

          The estimated grant date present value reflected in the above table is determined using the Black-Scholes model.

          As required pursuant to the regulations of the Securities and Exchange Commission, the material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price of $51.6875, equal to the fair market value of the underlying stock on the date of grant; an option term of 10 years; an interest rate of 5.86% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 15.0% calculated using daily stock prices for an average of three years prior to the grant date; assumed dividend growth of 6.0%; and reductions of approximately 5.0% to reflect the probability of forfeiture due to termination prior to vesting.

(5) Mr. Lawson's 1997 stock option grants lapsed effective as of January 30, 1998, the date of his retirement as an executive officer of the Company.

                                       20


                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year End Option Values

                                                               Number of Securities
                                                                    Underlying
                                                                Unexercised Options     Value of In-the Money
                                                                at Fiscal Year End     Options at Fiscal Year
                                                                        (#)                   End ($)
                                                                ------------------     ----------------------
                         Shares Acquired
                           on Exercise
                              (#)(1)            Value              Exercisable/              Exercisable/
        Name                                Realized ($)           Unexercisable           Unexercisable(1)
        ----             ---------------    ------------           -------------           ----------------


Dennis J. Picard             None                $0                  769,120/               $8,615,660/
                                                                      325,000                   $0

A. Lowell Lawson             None                $0                   40,000/                   $0/
                                                                      45,000                    $0

William H. Swanson          15,884            $447,146               158,498/               $2,544,908/
                                                                      45,000                    $0

Peter R. D'Angelo           41,150            $811,872                80,000/                $458,748/
                                                                      45,000                    $0

Christoph L. Hoffmann       31,255            $661,660                64,587/                $580,513/
                                                                       35,000                   $0

----------------------
(1) Based on the $50.50 closing price per share of the Company's Class B Shares at December 31, 1997.

(2) Mr. Lawson's unexercisable options lapsed effective as of January 30, 1998, the date of his retirement as an executive officer of the Company.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

          The Compensation Committee of the Board of Directors consists of Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Warren B. Rudman and Alfred M. Zeien. During 1997, Former Raytheon retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren
B. Rudman is a member of such firm. C-M Holdings L.P., of which Ferdinand Colloredo-Mansfeld is a principal owner, through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $671,386 per year.

          During 1997, the Compensation Committee of the Board of Directors of Former Raytheon consisted of Charles F. Adams, Barbara B. Hauptfuhrer, Richard
D. Hill, Warren B. Rudman, Joseph J. Sisco and Alfred M. Zeien. Mr. Adams was Chairman of the Board of Directors of the Company until May 28, 1975. Warren B. Rudman is a member of Paul, Weiss, Rifkind, Wharton and Garrison, a firm retained by Former Raytheon for various legal services during 1997.

          The following report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation programs are developed and reviewed by the Compensation Committee, consisting solely of directors who are not employees of the Company, and approved by the Board of Directors. These programs align executive compensation with the Company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive managers of a caliber and level of experience necessary to achieve the overall business objectives of the Company. The Board of Directors supports an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance.

          The Compensation Committee makes recommendations to the Board of Directors with respect to base salary and annual incentive awards and the Options Subcommittee of the Compensation Committee grants stock options and restricted stock awards. The Compensation Committee works closely with its independent compensation consultant, Hewitt Associates, which provides information regarding current industry/marketplace compensation practices and provides analysis of individual compensation compared to the external market. Raytheon's executive compensation program is designed to increase the total portion of risk-based cash and stock incentives at progressively higher levels of management.

          Individual compensation awards are established based upon the contribution the executive has made in attaining the Company's short-term and strategic performance objectives as well as the executive's anticipated future contribution. While the financial performance of the Company and its business units is of paramount significance in compensation awards, the Committee recognizes the necessity of rewarding and encouraging executives to develop and lead a diverse, global workforce to further the Company's progress toward its strategic objective of remaining one of the leaders -- "top-tier" -- in defense electronics, growing the application of defense technologies in commercial markets, while maintaining a strong commercial base. Further, the Committee takes into consideration the attainment of global and long-term objectives of the Company that may not be reflected in the current period's earnings and stock performance. The Company's executive compensation programs consist primarily of the following integrated components:

          Base Salary -- which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, the Compensation Committee gives consideration to marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

          Annual Incentive Awards -- which provide a direct link between executive compensation and the total Company's performance. Annual awards take into account both the global nature of the business and the growth of each business segment. Consideration is given to strategic acquisitions which complement and add value to the Company's core businesses and the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct and management diversity initiatives.

          Long-Term Incentives -- which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the Company's strategic business plan and long-term Company performance and align the executive's interest with those of our stockholders. During 1997, 11% of eligible, exempt employees received stock option grants. This represents a broader level of participation than at the Company's peer groups.

Executive Compensation

          Base Salary. Base salary levels for the Chief Executive Officer ("CEO") and other executive officers of the Company are reviewed by the Compensation Committee and approved annually to ensure competitiveness. The Committee's policy has been and continues to be to maintain base salaries at competitive levels with peer groups established for compensation comparisons. These include most of the companies listed on the performance graph immediately following this report as well as other multi-industry and aerospace companies.

          Each year the Compensation Committee reviews a competitive analysis prepared by its independent compensation consultant. Based on this review and the individual performance of each executive, the Compensation Committee recommends base salary increases if appropriate.

          Annual Incentive. All executive officers, including the CEO, participate in a Management Incentive Plan, which is designed to compensate officers in the form of an annual cash award. The Compensation Committee recommends the appropriation of funds from operating revenues of the current year for purposes of establishing an incentive pool. Major considerations include growth in sales and net income, cash flow, return on equity, total shareholder return, and the progression toward strategic goals.

          Individual awards under the Company's Management Incentive Plan reflect an executive's contribution to the Company's performance, including the successful management of human resources and the furtherance of ethical business behavior and quality standards. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business unit compared to the prior period and the performance against stated objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives. In every case, consideration is given to the executive's contribution to the overall management of the Company. While no specific weighting is given to any one factor, consideration is also given to the executive officer's contribution towards improvement in return on assets and long-term profitability and on improving performance in such areas as technical achievement, on-time deliveries, timely proposal submissions, improved billing and collection practices, subcontractor control, and effective personnel management.

          Other officers listed in the Summary Compensation Table received incentive awards based on the Compensation Committee's review of their competitive marketplace position and individual performance. Based upon the analysis of the Compensation Committee's independent compensation consultant, individual incentive target awards have been established for the CEO and executive vice presidents. These targets are based on a competitive level of annual incentive compensation received by executives holding comparable positions in Raytheon's compensation peer group. In years where the Compensation Committee deems that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

          Completion Awards. The Compensation Committee deemed it appropriate to reward the two-year strategic efforts of a team of executives, managers, and individual contributors for the successful completion of the acquisition of TI Defense Systems and the merger with Hughes Aircraft. These efforts established Raytheon as a major player in defense electronics technology with sustainable competitive positions in core markets.

          Long-Term Incentives. Stock option grants are the Company's principal vehicle of long-term compensation. The Company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and incentive awards, option awards are based upon current industry and marketplace compensation data as presented by the Committee's independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization's earnings and sales performance or effective performance of the staff function. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered. The awards granted to the executives listed in the Summary Compensation Table including the CEO are consistent with both the volume and potential economic value for comparable positions in the Company's compensation peer groups.

          The Board of Directors believes that the granting of stock options encourages executive officers to manage the Company from the perspective of a stockholder who has an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers but extends to a broad range of key employees of the Company.

          Restricted stock awards are made under the 1991 Stock Plan for the purpose of long-term retention of key executives. Restricted stock awards also balance the short-term emphasis of an annual cash incentive by providing a long-term incentive as the executive officer cannot freely sell the restricted stock until the expiration of an extended period of time after the award is made. The Board of Directors believes that the award of restricted stock further encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining managers, since a manager who leaves the Company forfeits the unvested portion of the award.

CEO Compensation.

          The compensation of Raytheon's CEO and other senior executives has historically been based on two factors -- pay for performance and comparability.

          Base Salary. The current base salary of the CEO was established in July 1997, after reviewing the analysis of the independent compensation consultant which reported that the CEO's base salary falls below the 50th percentile of the compensation peer group.

          Annual Incentive Award. In reviewing the CEO's total compensation package, the Committee gave special consideration to several key factors including the Company's performance during 1997, the strategic accomplishments against plan completed during the year, the value of the CEO to the Company, and competitive marketplace data.

          The Committee noted the significant achievements in accomplishing the CEO's vision for the Company as one of the largest industrial corporations in the United States, and one of the strongest and most capable companies in defense and government electronics. During 1997, Raytheon moved to a leading position in defense electronics technology, and is better able than ever to bring defense technology to the commercial marketplace. The Company has historically achieved considerable success in commercial areas such as air traffic control and monolithic microwave integrated circuit (MMIC) products. Now with the combined capabilities of the former E-Systems, TI Defense Electronics, and Hughes Aircraft units, the Company is driving the technology conversion to expand significantly its commercial opportunities. The realignment of Raytheon Aircraft Company resulted in outstanding performance, including increases in shipments of general aviation aircraft and a substantial rise in earnings by this segment. Sales and earnings increased significantly within the Electronics Segment, led by excellent performance at Raytheon E-Systems and the addition of the Defense Systems operations of Texas Instruments Incorporated. The Electronics segment continued to improve operating margins while holding sales volume steady. The Committee recognized the underperformance of Raytheon Engineers and Constructors due in part to a sluggish global economy in this industry and supports the efforts put in place by the CEO to reverse this situation.

          The CEO also moved decisively to maintain investor confidence by decreasing debt load in completing the divestiture efforts involving the Appliance Group, and Semiconductor and Switchcraft operations. These efforts have allowed Raytheon and its shareholders to realize the trapped value in these businesses. In view of these accomplishments, the Committee considered it appropriate to award an increased incentive over 1996, targeting the CEO's annual incentive compensation when combined with base salary at the 75th percentile of peer CEO's. This level of compensation reflects the fact that the CEO had previously voluntarily requested, and the Compensation Committee had agreed, to freeze his annual incentive compensation from January 1, 1993 through December 31, 1995 at the 1993 level. At his request, the CEO's base salary for 1995 was also frozen at the 1994 level.

          Completion Awards. The Compensation Committee determined that, separate and distinct from the regular compensation programs, special completion awards were appropriate for the CEO, key senior executives and other key employees during 1997 to acknowledge and reward an intense two-year effort that began in 1996 and culminated with the successful completion of the Hughes merger at year-end 1997.

          In 1997, with the announcement of agreements to acquire the defense businesses of Texas Instruments Incorporated and Hughes Electronics Corporation, the CEO moved quickly to form a defense business executive council and strong management transition teams comprised of representatives from each defense segment to design and manage the transition to a new Raytheon Systems Company. One year later, on January 23, 1998, the Chairman announced the restructuring, consolidation and organization of our defense business. We have removed cultural barriers by eliminating the former structures of Raytheon Electronic Systems, Raytheon E-Systems, Raytheon TI Systems and Hughes Defense, and created five new business segments within the new Raytheon Systems Company -- Defense Systems; Sensors and Electronic Systems; Command, Control and Communications Systems; Intelligence, Information and Aircraft Integration Systems; and Training and Services. Each of these segments is made up of elements of the four former businesses and are focused and organized along product and service lines.

          These efforts have gained widespread recognition that Raytheon's CEO and senior management have fulfilled the initial commitment to create a world class defense technology business, and that this management will continue to develop and deliver a strong and successful Raytheon for the investment community.

Long-Term Incentives.

          Stock Options. The Compensation Committee reviewed industry and marketplace analyses, developed and presented by the independent consultant, of stock option awards for comparable positions. Noting in particular the value of the CEO to the Company, the Committee awarded the current option grant at approximately the 75th percentile for the peer group.

          Restricted Units. In 1991, in order to recognize his election first as President and later as Chairman and Chief Executive, the Committee awarded the CEO a long-term incentive of restricted shares which vested over a six-year period. The final vesting of the original award was designed to coincide with the CEO's planned retirement in mid-1997. In view of the critical restructuring of the Company now underway, and the critical leadership and direction provided by the CEO during this period, the Committee approved a continuum award of 200,000 restricted units in April 1997 to induce the CEO to delay his scheduled retirement and ensure his availability to the Company. The value of each unit is tied to the value of a share of Raytheon stock commencing on the date of award. The units vest in three increments with the last increment vesting on the CEO's retirement date as approved by the Board of Directors. Further, the Board has required that the total award value be deferred until retirement and remain at risk similar to that of other shareholders' investment over the full vesting period.

          Other Compensation. The Company's compensation programs also include certain other items, which may include (i) life insurance coverage, (ii) an allocation of Company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions under the Raytheon Savings and Investment Plan, and (iv) other miscellaneous compensation.

          The Committee has carefully studied the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which limit the deductibility of executive compensation in excess of $1 million. It is the practice of the Company to attempt to have its executive compensation plans treated as tax deductible wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objective of maintaining a competitive executive compensation program. With this in mind, the 1991 and 1995 Stock Option Plans, which were approved by stockholders, have been reviewed to ensure conformance with the Internal Revenue Code. The Committee has adopted a formula-driven annual cash incentive plan for all executives beginning in 1998. For 1997, payment of all non-qualifying income awarded to the CEO has been deferred until his retirement from Raytheon.

                      Members of the Compensation Committee

Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Chairman,
                      Warren B. Rudman and Alfred M. Zeien

                                PERFORMANCE GRAPH

          The graph below provides an indicator of cumulative total stockholder returns for Former Raytheon as compared with the S&P 500 Stock Index ("S&P 500") and Former Raytheon's company-selected peer group (the "Company Peer Group") weighted by market value at each measurement point. The graph covers the period January 1, 1993 through December 17, 1997, the date of the Merger of Former Raytheon and HE Holdings, Inc. The Company Peer Group was selected by Former Raytheon to reflect its then four major business segments and consists of the following companies: defense/aerospace -- General Motors Corporation (Class "H"), Litton Industries, Inc., Lockheed Martin Corporation, Loral Corporation and Northrop Grumman Corporation; general aviation -- Textron Inc. (Cessna); engineering and construction -- Fluor Corporation, Foster Wheeler Corporation and Halliburton Corporation; appliances -- Emerson Electric Company, Maytag Corporation and Whirlpool Corporation; and multi-industry companies -- Rockwell International Corporation, TRW, Inc. and United Technologies Corporation.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

                      1/1/93  12/31/93  12/31/94  12/31/95  12/31/96  12/17/97
------------------------------------------------------------------------------
Former
Raytheon              $100     $132      $130      $197       $203     $241
S&P-500               $100     $110      $111      $153       $188     $251
Company Peer Group    $100     $138      $141      $206       $245     $285

          Assumes $100 invested on January 1, 1993 in Former Raytheon common stock, the S&P 500 and each of the companies in the Company Peer Group. Assumes the reinvestment of dividends. Performance through December 17, 1997, the date of the Merger.

          There can be no assurance that the performance of the Company's Class A Shares or Class B Shares will continue into the future with the same or similar trends depicted in the chart above with respect to the common stock of Former Raytheon.

          The following graph, provided for information purposes, is an indicator of cumulative total stockholder returns for the Company's Class A Shares and Class B Shares as compared with the S&P 500 and the Company Peer Group weighted by market value at each measurement point. The graph covers the three-month period from December 18, 1997, the day after the Merger, through March 20, 1998.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN
                     FROM THE MERGER THROUGH MARCH 20, 1998

                    12/18/97  12/31/97  01/31/98  02/28/98  03/20/98
---------------------------------------------------------------------
Class A Shares       $100      $ 91      $ 94      $106      $109
Class B Shares       $100      $ 91      $ 93      $105      $109
S&P 500              $100      $100      $101      $108      $108
Company Peer Group   $100      $102      $105      $117      $116

          Assumes $100 invested in the Company's Class A Shares, Class B Shares, the S&P 500 and each of the companies in the Company Peer Group. Assumes the reinvestment of dividends. Performance from December 18, 1997, the day after the Merger, through March 20, 1998.

          There can be no assurance that the performance of the Company's Class A Shares or Class B Shares will continue into the future with the same or similar trends as depicted in the chart above.

                               RETIREMENT BENEFITS

          The Company's salaried pension plan (the "Salaried Pension Plan") covers all salaried employees, excluding those at certain subsidiaries, who have completed one year of service and attained age 21. The Salaried Pension Plan is Company funded and does not require or permit employee contributions. Benefits are computed by a formula which takes into account an employee's years of service and plan membership, final average compensation and an estimated primary Social Security benefit.

          The following table shows the estimated annual retirement benefits payable to salaried employees on normal retirement at age 65 under the Salaried Pension Plan and the Company's excess benefit plan, a separate, funded plan. The excess benefit plan provides benefits that would otherwise be denied participants due to certain Internal Revenue Code limitations on qualified benefit plans.

        Annual Estimated Benefits Under The Raytheon Company Pension Plan
                 For Salaried Employees And Excess Benefit Plan

                         Years of Pension Credit at Age 65
--------------------------------------------------------------------------------
Final Average
Compensation      15 Years     20 Years     30 Years      40 Years
------------      --------     --------     --------      --------

$   200,000      $  54,000    $  72,000     $ 96,000      $  120,000
    400,000        108,000      144,000      192,000         240,000
    600,000        162,000      216,000      288,000         360,000
    800,000        216,000      288,000      384,000         480,000
  1,000,000        270,000      360,000      480,000         600,000
  1,200,000        324,000      432,000      576,000         720,000
  1,400,000        378,000      504,000      672,000         840,000
  1,600,000        432,000      576,000      768,000         960,000
  1,800,000        486,000      648,000      864,000       1,080,000
  2,000,000        540,000      720,000      960,000       1,200,000

          Pension benefits shown in the above table are straight life annuity amounts and assume retirement at age 65 (normal retirement age). Under the plan formula, the amounts in the table will be reduced by a percentage of the employee's estimated primary Social Security benefit. Pension benefits are based on the average compensation (salary and bonus) paid during the sixty highest consecutive months of employment. For 1997, covered compensation for Messrs. Swanson, D'Angelo and Hoffmann is the same as their salary and bonus shown in the Summary Compensation Table. As of December 31, 1997, those executive officers had the following years of credited service: Mr. Swanson -- 24 years; Mr. D'Angelo -- 32 years; and Mr. Hoffmann -- 5 years.

          The Company has also adopted a supplemental executive retirement plan (the "Supplemental Plan") similar to the plan covering certain Raytheon E-Systems employees (described below) and to plans currently in place at companies within the Company's peer group. Mr. Picard's total pension benefit from both the Salaried Pension Plan and the Supplemental Plan has been fixed at 65% of the average of his covered compensation (consisting of base salary and bonus as disclosed in the Summary Compensation Table) for the three consecutive years during the last ten years prior to retirement for which such covered compensation was the highest. The estimated annual pension benefit for Mr. Picard based on his current compensation level, is $1,969,992. As of December 31, 1997, Mr. Picard had 42 years of credited service with the Company.

          Employees of Raytheon E-Systems, including A. Lowell Lawson, do not participate in the Salaried Pension Plan. Mr. Lawson participates in the Raytheon E-Systems Salaried Retirement Plan and the supplemental executive retirement plan (the "SERP"). The SERP provides selected Raytheon E-Systems executives with retirement income as a supplement to compensation and employee benefits that would otherwise be denied them by reason of certain Internal Revenue Code limitations on qualified benefit plans. Specifically, the SERP provides to participants attaining age 60 and having 10 years of credited service a retirement benefit in an amount equal to 65% of the participant's "Average Monthly Compensation." Amounts payable under the SERP are reduced by payments under the Raytheon E-Systems Salaried Retirement Plan and the recipient's primary Social Security benefit. "Average Monthly Compensation" is defined as the sum of the salary and bonus paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36.

          Mr. Lawson retired as an executive officer of the Company and Raytheon E-Systems as of January 30, 1998. As of his retirement date, Mr. Lawson was entitled to full benefits under the SERP. The estimated annual pension benefit for Mr. Lawson under the Raytheon E-Systems Salaried Retirement Plan and the SERP, based on his final average compensation level, is $578,196. Mr. Lawson is also entitled to continuation of certain of his business and other perquisites upon retirement, including post-retirement life insurance benefits in an amount equal to two times his annual salary.

          The Company has entered into Change-in-Control Severance Agreements (the "Severance Agreements") with the executive officers named in the Summary Compensation Table. The Severance Agreements provide severance pay and continuation of certain benefits upon the occurrence of a Change in Control. Entry into the Severance Agreements was unanimously approved by the Board of Directors. The agreements with Messrs. Picard, Swanson, D'Angelo and Hoffmann were effective as of November 22, 1995.

          Generally, a "Change in Control" will be deemed to have occurred in any of the following circumstances: (i) the acquisition of 25% or more of the outstanding voting stock of the Company by any person, entity or group; (ii) the persons serving as Directors of the Company as of November 22, 1995, and replacements or additions subsequently approved by a majority vote of the Board, cease to make up at least a majority of the Board; (iii) a merger, consolidation or reorganization in which the stockholders of the Company prior to the merger wind up owning less than 50% of the voting power of the surviving corporation;
(iv) a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

          The Severance Agreements contain a dual trigger which requires, in addition to a Change in Control, a qualifying termination of the executive's employment within two years following a Change in Control for the executive to receive benefits under the Severance Agreement, which include (i) a cash payment of three times his current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three years additional credit service under the Company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits for a period of up to three years. In addition, the Severance Agreements provide for a supplemental cash payment to the executive to the extent necessary to preserve the level of benefits provided in the event of the imposition on the executive of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

                              STOCKHOLDER PROPOSALS

          Stockholders who intend to present proposals at the 1999 Annual Meeting, and who wish to have such proposals included in the Company's Proxy Statement for the 1999 Annual Meeting, must be certain that such proposals are received by the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02173, not later than December 16, 1998. Such proposals must meet the requirements of the SEC in order to be eligible for inclusion in the Proxy Statement for the Company's 1999 Annual Meeting.

                          STOCKHOLDER PROPOSAL NUMBER 1

          Management has been advised that The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017-4594, the beneficial owner of 35,900 shares of Common Stock, intends to submit the following proposal at the Meeting:

   ENDORSEMENT OF THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

          WHEREAS WE BELIEVE: Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive, and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

          WHEREAS: The Coalition of Environmentally Responsible Economies (CERES) - which includes shareholders of this Company, public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Scores of companies, including BankAmerica, Baxter International, General Motors, H.B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid and Sun [Sunoco], have endorsed these principles to demonstrate their commitment to public environmental accountability and standardized environmental reporting. Fortune-500 endorsers say that the benefits of working with CERES are public credibility and "value-added" for the company's environmental initiatives;

A company endorsing the CERES Principles commits to work toward:

1. Protection of the biosphere       2. Sustainable use of natural resources
3. Waste reduction and disposal      4. Energy conservation
5. Risk reduction                    6. Safe products and services
7. Environmental restoration         8. Informing the public
9. Management commitment            10. Audits and reports

[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: (617) 451-0927.]

CERES is distinguished from other initiatives for corporate environmental responsibility by being (1) a successful model of stakeholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact. Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. We believe the CERES Principles are comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and they go beyond ISO 14000.

Your vote FOR this resolution will encourage both scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike. We believe the CERES Principles will protect both your investment and your environment.

Supporting statement

          Many investors support this resolution. Those sponsoring it have portfolios totaling $75 billion. Others voting FOR it bring shareholder votes to 20-30 percent at some companies. The number of public pension funds and foundations supporting this resolution increases every year. Their objectives are: standards for environmental progress and disclosure, methods for measuring progress toward these goals, and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with the ISO 14000 certification.

          An annual environmental report in the format of the CERES report would not duplicate - but rather complement - the Company's own environmental reporting.

          Shareholders are asked to vote FOR this resolution to ensure that our Company's environmental policies and reports are publicly scrutinized and adhere to standards upheld by management and shareholders alike.

          Your Directors recommend a vote AGAINST this proposal. The Company is committed at all levels of management to operating its business in an environmentally responsible manner and has a pro-active approach of efficiently and economically integrating its environmental principles into the operations of the company. The Company shares the proponent's concern for a healthy planet and is working toward the environmental goals the proponent espouses.

          Our commitment to environmental, health & safety quality ("EH&S") is reflected at all levels of the corporation. Our EH&S principles are tightly woven into our business agenda, making them an integral part of our operation and our way of doing business. The precepts behind the CERES principles are embodied in our operational policies and procedures. The Company has demonstrated this commitment with aggressive programs to prevent pollution, reduce waste, promote recycling, and conduct environmental, health and safety audits of all operating locations to ensure our pro-active approach which goes beyond compliance. These programs have received favorable recognition from government, industry, and environmentalists. Recent examples of such recognition include the EPA National Performance Review Hammer Award for exemplary achievement under the 33/50 Program; New England Water Works Association for protection of drinking water sources; Massachusetts Association of Conservation Commission's Award for advancing the progress of collaborative watershed management; and the National Security Industrial Association's Environmental Award.

          In 1992, the Company eliminated virtually all emissions of ozone-depleting substances - including CFC's from manufacturing locations, three years ahead of a worldwide ban. By 1994, the Company had reduced the 1987 level of reportable releases to the environment by over 80%. In 1996, our solid waste recycling program resulted in cost savings exceeding $7 million.

          The Massachusetts Watershed Coalition presented Raytheon Company with its 1997 Watershed Leader Award "in appreciation for corporate leadership in establishing the Massachusetts Watershed Initiative and strengthening community stewardship of watershed ecosystems." Raytheon is continuing to commit financial and human resources to this national model. Raytheon has established a new relationship with River Network to raise public awareness of the link between safe drinking water and watershed protection.

          Raytheon supports the International Leadership Council of the Nature Conservancy and assists several state Conservancy chapters. The Company has joined the Wildlife Habitat Council and will be exploring opportunities to utilize their expertise at Raytheon facilities around the country.

          In Birmingham, Alabama, Raytheon is promoting environmental education for local school students through its involvement with the Southern Environmental Center at Birmingham Southern College. A similar commitment to Bridgewater (MA) State College to train science teachers in water quality monitoring and Global Positioning Systems technology is offering students new opportunities to learn about math and science.

          The Company recognizes the value in communicating its environmental programs and achievements, and to this end, has published periodic reports to shareholders and other interested parties describing such events. After comparing the scope of our report and the CERES recommendations, the Company feels that reiterating similar information into a different format is not a value-added activity. Like most large corporations, the Company is under constant pressure to streamline its operations and reduce costs, and management feels that our shareholders and the public are better served if the Company devotes its resources towards the integration of our EH&S principles into our processes, products and services.

          The Company is fully committed to sound environmental performance and agrees that responsible implementation increases long-term shareholder value. Many organizations, including government agencies, trade associations, and privately and publicly funded groups advance the same ultimate goal, but each with its own focus or set of priorities to which they would ask us to adhere. Your Directors believe the Company will best benefit society by staying focused on its demonstrated course of environmental performance improvement rather than trying to keep up with and accommodate the ever changing agendas of these various groups. In the highly competitive environment in which the Company operates, it prefers to focus its resources on substantive performance rather than generating additional reports. Accordingly, your Directors do not think it is in the Company's interest to conform to the particular set of principles and reporting format advocated by the proponent.

          The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                          STOCKHOLDER PROPOSAL NUMBER 2

          Management has been advised that each of the Missouri Province of the Society of Jesus, 4511 West Pine Boulevard, St. Louis, Missouri 63108-2191, the beneficial owner of 14,000 shares of Common Stock, the Wisconsin Province of the Society of Jesus, 3400 West Wisconsin Avenue, P.O. Box 08277, Milwaukee, Wisconsin 53208-0277, the beneficial owner of 14,500 shares of Common Stock, the Retirement Plans for Employees of the Sisters of Mercy Regional Community of Detroit, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221 the beneficial owner of 34,800 shares of Common Stock, and Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221 the beneficial owner of 4,200 shares of Common Stock, intends to submit the following proposal at the Meeting:

                        FOREIGN MILITARY SALES - RAYTHEON

WHEREAS in fiscal year 1996 the United States supplied $13.8 billion worth of weapons in actual deliveries of arms sales abroad.

WHEREAS the last three times the U.S. sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received U.S. weapons or military technology in the period leading to the conflict.

WHEREAS U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars; in the Afghan case, U.S.-supplied Stinger missiles turned up on the international black market as prized items sought by all manner of rebel groups and terrorist organizations ("Sale of the Century," Commonweal, William D. Hartung, 5/20/94). "U.S. Weapons at War: United States Arms Deliveries to Regions in Conflict" (World Policy Institute, 1995) shows that the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms sales in the last ten years.

WHEREAS our company ranked fourth among Department of Defense-leading corporations with contracts in excess of $3.3 billion.

RESOLVED that shareholders request the Board of Directors to provide a comprehensive report on Raytheon's foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December 1998, and may omit classified and proprietary information.

Supporting Statement

          Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990s experience, when alliances, governments, and boundaries in large parts of the world are in flux.

          We are disturbed by the industry's claims and lobbying efforts asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during this time of accelerated downsizing of our workforce.

Therefore, it is reasonable for shareholders to ask:

1. Criteria used to promote foreign military sales;

2. Procedures used to negotiate sales, directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales and what is foreign military sales?; 3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments; 4. Analysis of legislation establishing a code of conduct for U.S. arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control negotiations).

          Your Directors recommend a vote AGAINST this proposal. The Company has historically been, and intends to remain, a major defense contractor. For decades, a consistent component of the strategic vision of the Company has been to be among the top tier of defense contractors, and a substantial portion of the earnings of the Company is derived from the manufacture and supply of defense products.

          As a supplier of weapons and intelligence systems to the United States Government, the Company supports the foreign policy of the Government and the security of its citizens. The Government has determined as a matter of foreign policy that it is in the national interest to support friendly and allied nations by providing for the sale of military equipment to those nations. The Government has also determined as a matter of foreign policy that it is contrary to the national interest to permit or encourage the sale of military equipment to hostile or belligerent nations. The Company fully supports these policies.

          In order to prevent the sale of military equipment to hostile or belligerent nations, the United States Government has adopted and enforces a wide variety of export restrictions that prohibit such sales. The Company fully supports and observes all such restrictions on the sale of military equipment.

          The Company serves the national interest by manufacturing and selling weapons and intelligence systems in accordance with the policies, laws and regulations of the United States Government. It is in the best interest of the Company and its shareholders that the Company continue this role.

          The proponents' proposal that the Company provide a report on foreign military sales is unnecessary, as information on foreign sales is provided in the Company's Annual Report on Form 10-K and in the "Business Segment Reporting" section of the financial statements contained in the Company's Annual Report to Shareholders. Preparing an additional report to shareholders containing information as suggested in the proponents' supporting statement would put the Company to unwarranted expense and necessarily lead to the divulgence of proprietary and sensitive business information, disclosure of which would not be in the best interest of the Company and its shareholders. Making sensitive foreign marketing data available to the public would put the Company at a distinct competitive disadvantage. This matter should be left to the regulatory framework the United States Government has carefully set up.

The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                            BUSINESS TO BE TRANSACTED

          At the date of this statement, management did not know of any business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matters properly shall come before the meeting that are not specifically set forth on the proxy cards and in this statement, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

          The Annual Report of the Company for the fiscal year ended December 31, 1997, which is not a part of this Proxy Statement and is not proxy soliciting material, is enclosed.

                                         By Order of the Board of Directors,

                                     /s/ Christoph L. Hoffmann
                                         Christoph L. Hoffmann
                                         Secretary
Lexington, Massachusetts
April 15, 1998

1. The Company, formerly known as HE Holdings, Inc., is the surviving company of the December 17, 1997 merger (the "Merger") of HE Holdings, Inc. and Raytheon Company, a Delaware corporation ("Former Raytheon"). At the effective time of the Merger, the separate legal existence of Former Raytheon ceased and HE Holdings, Inc. was renamed "Raytheon Company." Although, from a legal point of view, HE Holdings, Inc. is the surviving company of the Merger, the Company's business is largely conducted in the same manner as and under the senior management of Former Raytheon. Accordingly, the historical disclosures in this Proxy Statement, unless otherwise noted, relate to Former Raytheon, as a predecessor to the Company by merger, and not to HE Holdings, Inc. as it existed prior to the Merger.

2. During 1997, the members of the Board of Directors of HE Holdings, Inc. did not receive compensation for their services as Directors.

                                RAYTHEON COMPANY
CLASS A                        LEXINGTON, MA 02173
          This Proxy is Solicited on Behalf of the Board of Directors

                           [FRONT SIDE OF PROXY CARD]

The undersigned hereby appoints Dennis J. Picard, Christoph L. Hoffmann and Peter R. D'Angelo, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class A stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas, at 2:00 P.M. Local Time, Wednesday, May 27, 1998. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the stock purchase and various employee savings plans described in the Proxy Statement.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2 and 3.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

----------------------------
----------------------------
----------------------------

                           [REVERSE SIDE OF PROXY CARD]
RAYTHEON COMPANY LOGO CARD                             ADMISSION TICKET
c/o Boston EquiServe Proxy Services                     Raytheon Company
P.O. Box 9394                                1998 Annual Meeting of Stockholders
Boston, MA 02205-9973


KEEP THIS TICKET    FOR USE ONLY BY STOCKHOLDER NAMED ABOVE    KEEP THIS TICKET

                 PLEASE DETACH ADMISSION TICKET AT PERFORATION

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, May 27, 1998 to be held at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas. The Annual Meeting will begin at 2:00 p.m. Local Time. To attend the Annual Meeting, simply check the box on the voting instruction form below to validate your ticket and indicate you plan to attend. Detach this admission ticket and bring it with you to the Annual Meeting for presentation at the door. As detailed on page 2 in the Proxy Statement, stockholders without an admission ticket, or those stockholders registered in street name, will be admitted to the Annual Meeting upon verification of ownership at the door.

                        CLASS A PROXY CARD INSTRUCTIONS

Please mark the appropriate box on the proxy card to indicate how your shares should be voted. Sign, date and return your proxy card as soon as possible in the enclosed postage paid envelope. Votes are tallied by our transfer agent, Boston EquiServe. If you plan to attend the Annual Meeting, please mark the box provided on the proxy card. Advance indications of attendance are helpful to us in making arrangements for the Annual Meeting.

                    PLEASE DETACH PROXY CARD AT PERFORATION

[X]  Please mark votes as in this example.
------------------------------------------
The Board of Directors recommends a vote FOR Item 1.

Item 1 - Election of Directors:

To elect four directors of the class whose term of office expires in 2001 to
serve for a term of three years.  FOR       WITHHOLD
                                  [ ]         [ ]
Nominees:
John M. Deutch, James N. Land, Jr., Henrique de Campos Meirelles,
Dennis J. Picard
------------------------------------------
For all nominees except as written above.
==========================================

The Board of Directors recommends a vote AGAINST Items 2 and 3.

Item 2 - Stockholder Proposal:

Endorsement of the CERES Principles.   FOR      AGAINST       ABSTAIN
                                       [ ]        [ ]           [ ]

Item 3 - Stockholder Proposal:
Foreign Military Sales.                [ ]        [ ]           [ ]
==========================================

Please check any of the following that apply:

I plan to attend the Annual Meeting.                        [ ]

Please discontinue duplicate Annual Report mailings.        [ ]

Please note my change of address on the back of this card.  [ ]

Signature ---------------- Date ----------, 1998

Signature ---------------- Date ----------, 1998

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

==========================================

                                RAYTHEON COMPANY
CLASS B                        LEXINGTON, MA 02173
          This Proxy is Solicited on Behalf of the Board of Directors

                           [FRONT SIDE OF PROXY CARD]

The undersigned hereby appoints Dennis J. Picard, Christoph L. Hoffmann and Peter R. D'Angelo, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class B stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas, at 2:00 P.M. Local Time, Wednesday, May 27, 1998. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the stock purchase and various employee savings plans described in the Proxy Statement.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2 and 3.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

----------------------------
----------------------------
----------------------------

                           [REVERSE SIDE OF PROXY CARD]
RAYTHEON COMPANY LOGO CARD                             ADMISSION TICKET
c/o Boston EquiServe Proxy Services                     Raytheon Company
P.O. Box 9394                                1998 Annual Meeting of Stockholders
Boston, MA 02205-9973


KEEP THIS TICKET    FOR USE ONLY BY STOCKHOLDER NAMED ABOVE    KEEP THIS TICKET

                 PLEASE DETACH ADMISSION TICKET AT PERFORATION

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, May 27, 1998 to be held at Raytheon Aircraft Company, Beech Activity Center, 9710 East Central Avenue, Wichita, Kansas. The Annual Meeting will begin at 2:00 p.m. Local Time. To attend the Annual Meeting, simply check the box on the voting instruction form below to validate your ticket and indicate you plan to attend. Detach this admission ticket and bring it with you to the Annual Meeting for presentation at the door. As detailed on page 2 in the Proxy Statement, stockholders without an admission ticket, or those stockholders registered in street name, will be admitted to the Annual Meeting upon verification of ownership at the door.

                        CLASS B PROXY CARD INSTRUCTIONS

Please mark the appropriate box on the proxy card to indicate how your shares should be voted. Sign, date and return your proxy card as soon as possible in the enclosed postage paid envelope. Votes are tallied by our transfer agent, Boston EquiServe. If you plan to attend the Annual Meeting, please mark the box provided on the proxy card. Advance indications of attendance are helpful to us in making arrangements for the Annual Meeting.

                    PLEASE DETACH PROXY CARD AT PERFORATION

[X]  Please mark votes as in this example.
------------------------------------------
The Board of Directors recommends a vote FOR Item 1.

Item 1 - Election of Directors:

To elect four directors of the class whose term of office expires in 2001 to
serve for a term of three years.  FOR       WITHHOLD
                                  [ ]         [ ]
Nominees:
John M. Deutch, James N. Land, Jr., Henrique de Campos Meirelles,
Dennis J. Picard
------------------------------------------
For all nominees except as written above.
==========================================

The Board of Directors recommends a vote AGAINST Items 2 and 3.

Item 2 - Stockholder Proposal:

Endorsement of the CERES Principles.   FOR      AGAINST       ABSTAIN
                                       [ ]        [ ]           [ ]

Item 3 - Stockholder Proposal:
Foreign Military Sales.                [ ]        [ ]           [ ]
==========================================

Please check any of the following that apply:

I plan to attend the Annual Meeting.                        [ ]

Please discontinue duplicate Annual Report mailings.        [ ]

Please note my change of address on the back of this card.  [ ]

Signature ---------------- Date ----------, 1998

Signature ---------------- Date ----------, 1998

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.
==========================================